Exhibit 11

Simpson Manufacturing Co., Inc. and Subsidiaries

Computation of Earnings Per Common Share

For the Three Years Ended December 31, 2003, 2002 and 2001

Basic Earnings per Share

	2003	2002	2001

Weighted average number of common shares outstanding	24,562,958	24,465,067	24,211,094

Shares issuable pursuant to stock bonus plan	8,800	5,000	5,400

Number of shares for computation of basic net income per share	24,571,758	24,470,067	24,216,494

Net income for computation of basic net income per share	$60,562,224	$51,934,147	$40,518,126

Basic net income per share	$2.46	$2.12	$1.67

Simpson Manufacturing Co., Inc. and Subsidiaries

Computation of Earnings Per Common Share

For the Three Years Ended December 31, 2003, 2002 and 2001

Diluted Earnings per Share

	2003	2002	2001

Weighted average number of common shares outstanding	24,562,958	24,465,067	24,211,094

Shares issuable pursuant to employee stock option plans, less shares assumed repurchased at the average fair value during the period	417,917	333,064	408,948

Shares issuable pursuant to the independent director stock option plan, less shares assumed repurchased at the average fair value during the period	5,818	4,418	6,258

Shares issuable pursuant to stock bonus plan	8,800	5,000	5,400

Number of shares for computation of diluted net income per share	24,995,493	24,807,549	24,631,700

Net income for computation of diluted net income per share	$60,562,224	$51,934,147	$40,518,126

Diluted net income per share	$2.42	$2.09	$1.64